Prospectus Supplement No. 6
Filed Pursuant to Rule 424(b)(3)
File No. 333-140234
Prospectus Supplement No. 6
(to Final Prospectus dated June 13, 2007)
     This Prospectus Supplement No. 6 supplements and amends the final prospectus dated June 13, 2007 as supplemented and amended by Supplement No. 1 thereto dated June 19, 2007, Supplement No. 2 thereto dated August 3, 2007, Supplement No. 3 thereto dated August 10, 2007, Supplement No. 4 thereto dated August 13, 2007 and Supplement No. 5 thereto dated August 20, 2007(collectively the “Final Prospectus”), relating to the sale from time to time of up to 5,935,766 shares of our common stock by certain selling shareholders.
     On September 19, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K that announces that the NASDAQ Stock Market will move the exchange listing of our common stock from the NASDAQ Capital Market to the NASDAQ Global Market, effective September 21, 2007.
     This Prospectus Supplement No. 6 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Final Prospectus.
     Our shares of common stock trades on under the symbol “RNIN.” On September 18, 2007, the last reported sale price of our common stock was $7.30 per share.
     Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 5 of the Final Prospectus dated June 13, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 6 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is September 19, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 19, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX

ITEM 8.01 OTHER EVENTS.
     Effective the opening of business on September 21, 2007, the exchange listing of the common stock of Wireless Ronin Technologies, Inc. (the “Company”) will be moved from the NASDAQ Capital Market to NASDAQ Global Market. The Company’s shares will continue to be listed under the trading symbol of “RNIN”. A copy of the Company’s press release announcing this change is filed as Exhibit 99 to this report and is incorporated by reference into this Item 8.01.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits
           See “Exhibit Index.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wireless Ronin Technologies, Inc.
Date: September 19, 2007	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99	Press Release, dated September 19, 2007.

EXHIBIT 99
Wireless Ronin Technologies, Inc. Listing Moves Up To NASDAQ Global Market
Trading Symbol: RNIN
Minneapolis, MN — September 19, 2007 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), today announced that the NASDAQ Stock Market will move the exchange listing of the Company’s common stock from the NASDAQ Capital Market to the NASDAQ Global Market. The Company’s shares will continue to be listed under the trading symbol of “RNIN” and will begin trading on the NASDAQ Global Market effective with the opening of business on September 21, 2007.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast® including consulting, creative development, project management, installation, and training. The Company’s common stock is traded under the symbol “RNIN”.
CONTACTS:
Investors
John Witham — CFO
jwitham@wirelessronin.com
(952) 564-3520
Media
Holly Heitkamp — Marketing Coordinator
hheitkamp@wirelessronin.com
(952) 564-3560